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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to the Registration Statement of the Warburg, Pincus Growth & Income Fund, Inc. under the Securities Act of 1933 on Form N-1A (File No. 333-00527) of our report dated December 19, 1997 of our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the period ended October 31, 1997 and which is also incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectus and under the caption "Independent Accountants and Counsel" in the Statement of Additional Information.



/S/COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center                               Philadelphia, Pennsylvania
December 29, 1997